Exhibit 99.1

CONTACT:

Investors:	Media:
Atish Shah	Farley Kern
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312-780-5427	312-780-5506
atish.shah@hyatt.com	farley.kern@hyatt.com

FOR IMMEDIATE RELEASE

HYATT REPORTS FOURTH QUARTER 2009 RESULTS

CHICAGO (February 25, 2010) – Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H) today reported financial results for the fourth quarter and full year of 2009 as follows:

FOURTH QUARTER 2009

•

Adjusted EBITDA was $104 million compared to $97 million in the fourth quarter of 2008, an increase of 7.2% (4.3% excluding the effect of currency). The increase was largely driven by lower selling, general and administrative expenses compared to the fourth quarter of 2008.

•

Net loss attributable to Hyatt was $12 million, or $0.07 per share, compared to a net loss attributable to Hyatt of $142 million, or $1.11 per share, in the fourth quarter of 2008. Net loss attributable to Hyatt included an unfavorable impact from special items of $13 million after-tax, or $0.07 per share, during the fourth quarter of 2009 compared to an unfavorable impact of $129 million after-tax, or $1.00 per share, during the fourth quarter of 2008. See the table on page 3 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased hotels RevPAR decreased 6.7% (8.3% excluding the effect of currency) compared to the fourth quarter of 2008.

•

Owned and leased hotel operating margins declined 330 basis points compared to the fourth quarter of 2008. Comparable owned and leased hotel operating margins declined 220 basis points compared to the same period in 2008. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margins to owned and leased hotel operating margins.

•

Comparable North American full-service RevPAR decreased 11.1% compared to the fourth quarter of 2008. Comparable North American select-service RevPAR decreased 11.9% compared to the fourth quarter of 2008.

•	Comparable International RevPAR increased 0.4% (decreased 5.5% excluding the effect of currency) compared to the fourth quarter of 2008.

•	The Company opened nine properties.

•	The Company completed an initial public offering of its Class A common stock in November 2009.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, “Last year the global travel and tourism industry faced one of the most difficult operating environments in a number of decades due to a very significant decline in demand. During this challenging time, the members of the Hyatt family continued to provide outstanding service to our guests and value for our owners. Their steadfast efforts continue to fulfill our mission to provide authentic hospitality by making a difference in the lives of those we touch every day in each of the properties under our leading brands: Park Hyatt, Grand Hyatt, Hyatt Regency, Hyatt, Andaz, Hyatt Summerfield Suites, Hyatt Place, and Hyatt Vacation Club.”

“During 2009, we enhanced our strong foundation for the future with the progress we made in the engagement of our associates, in elevating our guest service performance and in increasing the revenue share of many of our hotels in their respective markets. As to the economy and market conditions, we have started to see year-over-year increases in occupancy in a number of markets around the world. Having said this, the signs of economic recovery in the United States are mixed and our full service hotels around the world continue to face rate pressure. While these dynamics also apply in the select-service segment in the United States, Hyatt Place and Hyatt Summerfield Suites properties continue to expand their share of revenue in most of their respective markets.”

“In the past year, we have established a strong capital base for the future. We believe that this is particularly appropriate given the cyclical nature of our business. We enhanced our liquidity, maintained a strong credit rating and completed an initial public offering of our Class A common stock. We are happy to welcome our new shareholders and we are committed to long-term value creation for all of our shareholders. Taking into account the current cyclical downturn, we believe that this is an opportune time to commit capital to renovations in our owned hotels and we will continue to do so in 2010 as we invest for the long term.”

“We have made great progress in supporting our goal of being the most preferred brand in each segment that we serve by growing our presence around the world over the last year, with 30 properties across all brands joining our system. We expect to open more than 20 properties this year and are excited about strong interest in our brands among developers, existing owners and prospective owners.”

FOURTH QUARTER 2009 SEGMENT RESULTS & OTHER ITEMS

Owned and Leased Hotels Segment

Adjusted EBITDA declined 17.8% (20.5% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008.

RevPAR for comparable owned and leased hotels declined 6.7% (8.3% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008. Occupancy improved 110 basis points, but was offset by an 8.2% decline in ADR (9.9% excluding the effects of currency).

Revenues decreased 4.7% (7.3% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008. Comparable hotel revenues declined 6.9% (9.6% excluding the effects of currency) largely due to lower RevPAR in the fourth quarter of 2009 compared to the same period in 2008. The decrease was partially offset by an increase in non-comparable hotel revenue primarily due to a hotel acquisition during the first quarter of 2009.

Owned and leased expenses decreased 0.8% in the fourth quarter of 2009 compared to the same period in 2008. Excluding expenses related to benefit programs funded through rabbi trusts, and non-comparable hotel expenses primarily due to the aforementioned acquisition, expenses decreased 4.4% in the fourth quarter of 2009 compared to the same period in 2008 as a result of reductions in variable operating expenses, compensation costs, and other costs. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expense to owned and leased hotel expense.

North American Management and Franchising Segment

Adjusted EBITDA increased by 85.7% in the fourth quarter of 2009 compared to the same period in 2008, largely due to a $16 million reduction in bad debt expense in the fourth quarter of 2009 compared to the same period in 2008.

RevPAR for comparable North American full service hotels declined 11.1% in the fourth quarter of 2009 compared to the same period in 2008. Occupancy declined 90 basis points and ADR declined 9.8%.

RevPAR for comparable North American select service hotels declined 11.9% in the fourth quarter of 2009 compared to the same period in 2008. Occupancy increased 80 basis points but was offset by a 13.0% decline in ADR.

Revenue from management, franchise, and other fees declined 6.5% in the fourth quarter of 2009 compared to the same period in 2008 due to lower hotel revenue and profit.

The following properties were added to the portfolio during the fourth quarter of 2009:

•	Hyatt Place Bethlehem, PA (franchised, 124 rooms)

•	Hyatt Place Ft. Myers/at the Forum, FL (franchised, 148 rooms)

•	Hyatt Place Portland Airport/Cascade Station, OR (franchised, 136 rooms)

•	Hyatt Place Uncasville, CT (franchised, 178 rooms)

•	Hyatt Place Reno Airport, NV (franchised, 126 rooms)

International Management and Franchising Segment

Adjusted EBITDA increased by 22.7% (19.0% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008 as a result of increased fee revenue.

RevPAR for comparable international hotels increased 0.4% (decreased 5.5% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008. Occupancy increased 330 basis points and ADR declined 4.7% (10.2% excluding the effect of currency.)

Revenue from management, franchise and other fees increased 13.2% (8.3% excluding the effect of currency) in the fourth quarter of 2009 compared to the same period in 2008 primarily as a result of higher incentive fees due to improved hotel operating performance.

The following properties were added to the portfolio during the fourth quarter of 2009:

•	Grand Hyatt Macau, China (managed, 791 rooms)

•	Grand Hyatt Shenzhen, China (managed, 491 rooms)

•	Hyatt Regency Hong Kong, Tsim Sha Tsui, China (managed, 381 rooms)

•	Hyatt Regency Oubaai Golf Resort and Spa, South Africa (managed, 100 rooms)

Selling, General, and Administrative Expenses

Selling, general and administrative expenses decreased by approximately 25% in the fourth quarter 2009 compared to the same period in 2008. Adjusted selling, general and administrative expenses decreased by approximately 24% in the fourth quarter of 2009 compared to the same period in 2008, as a result of cost reductions and a reduction in bad debt expense. Bad debt expenses included in selling, general, and administrative expenses decreased $18 million in the fourth quarter of 2009 compared to the fourth quarter of 2008. See the table on page 8 of the accompanying schedules for a reconciliation of adjusted selling, general and administrative expenses to selling, general and administrative expenses.

OPENINGS & FUTURE EXPANSION

Hyatt’s goal is to be the most preferred brand in each segment for its associates, guests and owners. In order to support the achievement of this goal, the Company is committed to expanding the presence of its brands in attractive markets worldwide, including an expansion into markets in which it does not already have a presence (examples of this in 2009 included the opening of the Park Hyatt in Jeddah, Saudi Arabia and the opening of the Grand Hyatt in Doha, Qatar) and into markets in which it is under-penetrated (an example of this is the anticipated opening of two hotels in New York City in 2010, one of which opened in January – bringing the Company’s total hotel presence there to three properties).

In total, Hyatt opened nine properties in the fourth quarter of 2009. During the fourth quarter of 2009, no properties were removed from the portfolio. During the full-year 2009, the Company opened 30 properties. Eight properties were removed from the portfolio during 2009.

Expanding Hyatt’s presence is essential to achieving its goal of brand preference and being represented in markets in which its guests are traveling. The Company expects to open a significant number of new properties in the future, the majority of which will be through management or franchising on behalf of third-party owners. This effort is underpinned by executed contracts for more than 120 hotels as of December 31, 2009 across all brands. Approximately 55% of the hotels are located internationally and 45% located in North America. These hotels represent entry into several new countries and expansion into many new markets in which the Company is under-penetrated.

CAPITAL EXPENDITURES

Capital expenditures during the fourth quarter of 2009 totaled approximately $62 million, including approximately $21 million for investment in new properties.

Capital expenditures during the full-year 2009 totaled approximately $216 million, a decrease of 16.3% compared to 2008. 2009 capital expenditures included approximately $69 million for investment in new properties.

CORPORATE FINANCE

During the fourth quarter of 2009, the Company completed an initial public offering of its Class A common stock. An aggregate of 43.7 million shares of Class A common stock were sold in connection with this offering, of which 38 million shares were sold by selling stockholders and 5.7 million shares were sold by Hyatt pursuant to the underwriters’ full exercise of their over-allotment option, at an initial public offering price of $25 per share. The Company received net proceeds of approximately $127 million from the sale of its shares after deducting the underwriting discount and offering expenses.

At December 31, 2009, the Company had total debt of $852 million, cash and cash equivalents of $1.3 billion, and undrawn borrowing availability of $1.4 billion under its revolving credit facility.

FULL-YEAR 2009 SUMMARY

•	Adjusted EBITDA was $406 million compared to $687 million in 2008.

•

Net loss attributable to Hyatt was $43 million, or $0.28 per share, compared to income of $168 million, or $1.31 per share, in 2008. Net loss attributable to Hyatt included an unfavorable impact from special items of $61 million after-tax, or $0.41 per share, during 2009 compared to an unfavorable impact of $0 after-tax, or $0.00 per share, during 2008. See the table on page 4 of the accompanying schedules for a summary of special items.

•	Comparable owned and leased RevPAR decreased 18.4% (17.3% excluding the effect of currency) compared to 2008.

•

Owned and leased hotel operating margins declined 800 basis points compared to the same period in 2008. Comparable owned and leased hotel operating margins declined 700 basis points compared to 2008. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotel operating margins to owned and leased hotel operating margins.

•	Comparable North American full-service RevPAR decreased 17.5% compared to 2008. Comparable North American select-service RevPAR decreased 12.5% compared to 2008.

•	Comparable International RevPAR decreased 22.1% (17.9% excluding the effect of currency) compared to 2008.

•

Selling, general and administrative expenses decreased approximately 10% compared to 2008 as a result of cost reductions in compensation and other items. Adjusted selling, general and administrative expenses decreased approximately 17% compared to 2008. Bad debt expenses included in selling, general, and administrative expenses decreased $12 million in 2009 compared to 2008. See the table on page 8 of the accompanying schedules for a reconciliation of adjusted selling, general and administrative expenses to selling, general and administrative expenses.

2010 INFORMATION

The Company is providing the following information for the 2010 fiscal year:

•

Capital expenditures are expected to be in the range of $270 to $290 million, inclusive of broad-scope renovation projects at five owned properties. The Company anticipates that renovations at these properties will cause displacement beginning in July 2010, resulting from a reduction in daily room inventory of approximately 400 rooms on average per day during the second half of 2010.

•	Depreciation and amortization expense is expected to be in the range of $285 to $295 million.

•	Interest expense is expected to be in the range of $55 to $60 million.

CONFERENCE CALL INFORMATION

The Company will hold an investor conference call today, Feb. 25, 2010 at 10 a.m. CST. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 617-614-3472, passcode #25220475, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1 p.m. CST on Feb. 25, 2010 through midnight on March 4, 2010 by dialing 617-801-6888, passcode #85931563. Additionally, an archive of the webcast will be available on the Investor Relations website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA

We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro-rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	gains on sales of real estate;

•	asset impairments;

•	other income (loss), net;

•	a 2008 charge resulting from the termination of our supplemental executive defined benefit plans;

•	discontinued operations and changes in accounting principles, net of tax;

•	net (income) loss attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	benefit (provision) for income taxes.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our

President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making compensation decisions.

Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General and Administrative Expense

Adjusted selling, general and administrative expenses exclude the impact of expenses related to benefit programs funded through Rabbi Trusts in addition to expenses resulting from the termination of supplemental executive defined benefit plans.

Comparable Owned and Leased Hotel Operating Margin

We define Comparable Owned and Leased Hotel Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotel revenue is calculated by removing noncomparable hotels revenue from owned and leased hotels revenue as reported in our consolidated statements of income (loss). Comparable owned and leased hotel expenses is calculated by removing both noncomparable hotels expenses and the impact of expenses funded through Rabbi Trusts from owned and leased hotel expenses as reported in our consolidated statements of income (loss).

Comparable Hotels

“Comparable systemwide hotels” represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide North American full service or select service hotels or comparable systemwide international full service hotels for those properties that we manage or franchise within the North American and international management and franchising segments, respectively. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. “Non-comparable systemwide hotels” or “Non-comparable owned and leased hotels” represent all hotels that do not meet the respective definition of “comparable” as defined above.

Revenue Per Available Room (RevPAR)

RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.

RevPAR changes that are driven predominately by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominately by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)

ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy

Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Select Service

The term “select service” includes our Hyatt Place and Hyatt Summerfield Suites brands. These properties have limited food and beverage outlets and do not offer comprehensive business or banquet facilities but rather are suited to serve smaller business meetings.

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected capital expenditures, depreciation and amortization expense and interest expense, estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the depth and duration of the current economic downturn; levels of spending in the business, travel and leisure industries as well as consumer confidence; declines in occupancy and average daily rate; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor law; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access the capital necessary to fund current operations or implement our plans for growth; risk associated with potential acquisitions and dispositions and the introduction of new brand concepts; changes in the competitive environment in our industry and the markets where we operate; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; fluctuations in currency exchange rates; general volatility of the capital markets; our ability to access the capital markets; and other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family in 45 countries strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt Summerfield Suites™ brand names and have locations under development on five continents. Hyatt Vacation Ownership, Inc., a Hyatt Hotels Corporation subsidiary, develops and operates vacation ownership properties under the Hyatt Vacation Club® brand. As of December 31, 2009, the company’s worldwide portfolio consisted of 424 properties. For more information, please visit www.hyatt.com.

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Tables to follow

Hyatt Hotels Corporation

Table of Contents

Financial Information (unaudited)

1.	Consolidated Statements of Income (Loss)
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation
3.	Summary of Special Items - Three Months Ended December 31, 2009 and 2008
4.	Summary of Special Items - Year Ended December 31, 2009 and 2008
5.	RevPAR, Revenues, and Adjusted EBITDA by Segment
6.	Hotel Chain Statistics - Comparable Locations
7.	Fee Summary
8.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
9.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin
10.	Properties and Room Counts

Supplemental Historical Quarterly Data (Will be released during 4th quarter, 2009 Earnings Release only)

S1.	Consolidated Statements of Income (Loss)
S2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation
S3.	Segment Financial Summary
S4.	Quarterly Fee Summary
S5.	Comparable Hotel Statistics

Hyatt Hotels Corporation

Consolidated Statements of Income (Loss)

For the Three Months and Years Ended December 31, 2009 and 2008

(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
REVENUES:
Owned and leased hotels	$468	$491	$1,782	$2,139
Management and franchise fees	65	60	223	290
Other revenues	10	15	49	83
Other revenues from managed properties (a)	346	320	1,278	1,325

Total revenues	889	886	3,332	3,837

DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	385	388	1,462	1,583
Depreciation and amortization	71	62	270	249
Other direct costs	4	5	13	26
Selling, general, and administrative	73	97	261	290
Other costs from managed properties (a)	346	320	1,278	1,325

Direct and selling, general, and administrative expenses	879	872	3,284	3,473

Net gains (losses) and interest income from marketable securities held to fund operating programs	7	(17)	29	(36)
Equity earnings (losses) from unconsolidated hospitality ventures	(2)	(16)	(13)	14
Interest expense	(14)	(24)	(56)	(75)
Asset impairments	(7)	(86)	(15)	(86)
Other income (loss), net	(5)	(42)	(48)	23

INCOME (LOSS) BEFORE INCOME TAXES	(11)	(171)	(55)	204

(PROVISION) BENEFIT FOR INCOME TAXES	(3)	28	10	(90)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(14)	(143)	(45)	114

DISCONTINUED OPERATIONS:
Income from discontinued operations, net of income tax expense (benefit) of $ - and $(2) for the three months ended December 31, 2009 and 2008, respectively, and $(1) and $ - for the years ended December 31, 2009 and 2008, respectively	—	2	(1)	1
Gain (loss) on sale of discontinued operations, net of income tax expense (benefit) of $ - and $ - for the three months ended December 31, 2009 and 2008, respectively, and $ - and $28 for the years ended December 31, 2009 and 2008, respectively	—	(1)	—	55

NET INCOME (LOSS)	(14)	(142)	(46)	170

NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	—	3	(2)

NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$(12)	$(142)	$(43)	$168

EARNINGS PER SHARE - Basic
Income (loss) from continuing operations	$(0.08)	$(1.12)	$(0.30)	$0.89

Net income (loss) attributable to Hyatt Hotels Corporation	$(0.07)	$(1.11)	$(0.28)	$1.31

EARNINGS PER SHARE - Diluted
Income (loss) from continuing operations	$(0.08)	$(1.12)	$(0.30)	$0.89

Net income (loss) attributable to Hyatt Hotels Corporation	$(0.07)	$(1.11)	$(0.28)	$1.31

(a)	The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation

The table below provides a reconciliation of consolidated Adjusted EBITDA to net income (loss) attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See definitions for our definition of Adjusted EBITDA and why we present it.

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Adjusted EBITDA	$104	$97	$406	$687
Equity earnings (losses) from unconsolidated hospitality ventures	(2)	(16)	(13)	14
Asset impairments	(7)	(86)	(15)	(86)
Other income (loss), net	(5)	(42)	(48)	23
A 2008 charge resulting from the termination of our supplemental executive defined benefit plans	—	(20)	—	(20)
Discontinued operations, net of tax	—	1	(1)	56
Net (income) loss attributable to noncontrolling interests	2	—	3	(2)
Pro rata share of hospitality ventures Adjusted EBITDA	(16)	(18)	(59)	(90)

EBITDA	$76	$(84)	$273	$582
Depreciation and amortization	(71)	(62)	(270)	(249)
Interest expense	(14)	(24)	(56)	(75)
(Provision) benefit for income taxes	(3)	28	10	(90)

Net income (loss) attributable to Hyatt Hotels Corporation	$(12)	$(142)	$(43)	$168

Hyatt Hotels Corporation

Summary of Special Items - Three Months Ended December 31, 2009 and 2008

The following table includes the detail of special items which resulted in decreases (increases) to pretax income (loss), net income (loss) attributable to Hyatt Hotels Corporation and diluted EPS for the three months ended December 31, 2009 and December 31, 2008, respectively.

(in millions, except per share amounts)

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008
	Pretax Income (Loss)	Net Income (Loss) attributable to Hyatt Hotels Corporation	Diluted EPS	Pretax Income (Loss)	Net Income (Loss) attributable to Hyatt Hotels Corporation	Diluted EPS
Special Items:
Discontinued operations	$—	$—	$—	$—	$(1)	$(0.01)
Asset impairments (a)	7	4	0.02	86	83	0.65
Consolidated hospitality ventures impairment (b)	5	3	0.02	19	12	0.09
Provisions on hotel loans (c)	9	5	0.03	—	—	—
Marketable securities (d)	1	1	—	34	21	0.16
A 2008 charge resulting from the termination of our supplemental executive defined benefit plans (e)	—	—	—	20	14	0.11

Total Special Items	$22	$13	$0.07	$159	$129	$1.00

a)	Asset impairments - As a result of our annual goodwill impairment analysis, we identified and recorded $7 million and $86 million in goodwill impairment charges in 2009 and 2008, respectively, related to one hotel in 2009 and two hotels in 2008 as we determined that discounted cash flows of the hotels no longer supported the carrying value of their goodwill.

b)	Consolidated hospitality ventures impairments - We review our investments in hospitality and non-hospitality ventures on a quarterly basis for possible impairment triggers and assess the existence of any impairment in those investments. As a result of this review, we recorded impairment charges of $5 million and $19 million during the fourth quarter of 2009 and 2008, respectively, as the carrying amount of certain of these investments exceeded the fair value as calculated using discounted operating cash flows.

c)	Provisions on hotel loans - Periodically we provide loans to owners or developers prior to the opening of hotels that we manage or franchise. In the fourth quarter of 2009 we recorded $9 million in provisions related to certain of these loans based on our assessment of their collectability.

d)	Marketable securities - Represents (gains) losses on investments in trading securities not used to fund operating programs. The fourth quarter 2008 reflects realized and unrealized losses due to the deterioration in market conditions at that time.

e)	On October 31, 2008, we merged our foreign funded and domestic unfunded defined benefit plans for active participants into our deferred compensation plans. The merger was effected by contributing an amount based on the value of each active participant’s benefits based on services rendered to-date. As a result, for the year ended December 31, 2008, we recorded a net settlement charge of $20 million to selling, general and administrative expenses.

Hyatt Hotels Corporation

Summary of Special Items - Year Ended December 31, 2009 and 2008

The following table includes the detail of special items which resulted in decreases (increases) to pretax income (loss), net income (loss) attributable to Hyatt Hotels Corporation and diluted EPS for the years ended December 31, 2009 and December 31, 2008, respectively.

(in millions, except per share amounts)

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Pretax Income (Loss)	Net Income (Loss) attributable to Hyatt Hotels Corporation	Diluted EPS	Pretax Income (Loss)	Net Income (Loss) attributable to Hyatt Hotels Corporation	Diluted EPS
Special Items:
Discontinued operations	$—	$1	$0.01	$—	$(56)	$(0.44)
Income from cost method investments (a)	(22)	(14)	(0.09)	(64)	(40)	(0.31)
Asset impairments (b)	15	9	0.06	86	83	0.65
Consolidated hospitality ventures impairment (c)	15	9	0.06	19	12	0.09
Reversal of a hospitality venture reserve (d)	—	—	—	(12)	(7)	(0.05)
Provisions on hotel loans (e)	9	5	0.03	—	—	—
Debt settlement costs (f)	93	57	0.38	—	—	—
Marketable securities (g)	(10)	(6)	(0.04)	37	23	0.18
A 2008 charge resulting from the termination of our supplemental executive defined benefit plans (h)	—	—	—	20	14	0.11
Favorable IRS determination (i)	—	—	—	—	(29)	(0.23)

Total Special Items	$100	$61	$0.41	$86	$—	$—

a)	Income from cost method investments - In 2009 we recorded $22 million of income primarily consisting of amounts received from certain non-hospitality related real estate investment companies. In 2008, we recorded $64 million of income primarily related to preferred returns related to distributions from three privately held investment entities, which invest in life science technology companies and are managed by an affiliate.

b)	Asset impairments - During 2009, we identified and recorded $15 million in asset impairment charges consisting of $7 million in goodwill at one hotel, $5 million of an intangible asset relating to a management agreement covering certain select service hotels and a $3 million charge for the impairment of property and equipment in one of our owned hotels. During 2008, we recorded $86 million in goodwill impairment charges related to two hotels.

c)	Consolidated hospitality ventures impairments - We review our investments in hospitality and non-hospitality ventures on a quarterly basis for possible impairment triggers and assess the existence of any impairment in those investments. As a result of these reviews, we recorded impairment charges of $15 million and $19 million of impairment charges during 2009 and 2008, respectively as the carrying amount of certain of these investments exceeded the fair value as calculated using discounted operating cash flows.

d)	Reversal of a hospitality venture reserve - In 2008 we reversed a reserve for a non-refundable deposit of $9 million and $3 million in transaction costs related to the purchase of an equity interest in a hotel property in Hawaii, which had been reserved in full in 2007 due to uncertainty surrounding the transaction.

e)	Provisions on hotel loans - From time to time we provide loans to owners or developers prior to the opening of hotels that we manage or franchise. In the fourth quarter of 2009 we recorded $9 million in provisions related to certain of these loans based on our assessment of their collectability.

f)	Debt settlement costs - Amount relates to costs associated with the repurchase of senior subordinated notes and early settlement of a subscription agreement. The costs include $88 million of make whole interest payments and early settlement premiums and a $5 million write-off of deferred financing costs.

g)	Marketable securities - Represents (gains) losses on investments in trading securities not used to fund operating programs. The full year 2009 reflects an unrealized gain due to improvements in market conditions. The full year 2008 reflects a realized and unrealized loss due to the deterioration in market conditions during that period.

h)	On October 31, 2008, we merged our foreign funded and domestic unfunded defined benefit plans for active participants into our deferred compensation plans. The merger was effected by contributing an amount based on the value of each active participant’s benefits based on services rendered to-date. As a result, for the year ended December 31, 2008, we recorded a net settlement charge of $20 million to selling, general and administrative expenses.

i)	Favorable IRS determination - Tax benefits related to a significant IRS settlement and related valuation allowance reversals totaling $29 million.

Hyatt Hotels Corporation

RevPAR, Revenues, and Adjusted EBITDA by Segment

Owned and Leased Hotels Segment

(in millions, except for RevPAR statistics and percentages)

	Three Months Ended December 31,				Year Ended December 31,
	2009	2008	Change ($)	Change (%)	2009	2008	Change ($)	Change (%)
RevPAR (comparable owned and leased hotels)
Full Service	$115	$123	$(8)	(6.1)%	$114	$140	$(26)	(18.8)%
Select Service	59	66	(7)	(9.7)%	62	75	(13)	(16.5)%

Total Owned and Leased Hotels	$101	$108	$(7)	(6.7)%	$101	$124	$(23)	(18.4)%

Revenue	$468	$491	$(23)	(4.7)%	$1,782	$2,139	$(357)	(16.7)%

Adjusted EBITDA	$74	$90	$(16)	(17.8)%	$302	$522	$(220)	(42.1)%

North American Management and Franchising

(in millions, except for RevPAR statistics and percentages)

	Three Months Ended December 31,				Year Ended December 31,
	2009	2008	Change ($)	Change (%)	2009	2008	Change ($)	Change (%)
RevPAR (North America comparable hotels)
North America Full Service	$98	$110	$(12)	(11.1)%	$104	$126	$(22)	(17.5)%
North America Select Service	59	67	(8)	(11.9)%	63	73	(10)	(12.5)%

Revenues
Management, Franchise and Other Fees	$43	$46	$(3)	(6.5)%	$176	$229	$(53)	(23.1)%
Other Revenues from Managed Properties	328	300	28	9.3%	1,206	1,246	(40)	(3.2)%

Total Revenue	$371	$346	$25	7.2%	$1,382	$1,475	$(93)	(6.3)%

Adjusted EBITDA	$26	$14	$12	85.7%	$117	$162	$(45)	(27.8)%

International Management and Franchising

(in millions, except for RevPAR statistics and percentages)

	Three Months Ended December 31,				Year Ended December 31,
	2009	2008	Change ($)	Change (%)	2009	2008	Change ($)	Change (%)
RevPAR (International comparable hotels)
International Full Service	$145	$144	$1	0.4%	$124	$159	$(35)	(22.1)%
Revenues
Management, Franchise and Other Fees	$43	$38	$5	13.2%	$126	$167	$(41)	(24.6)%
Other Revenues from Managed Properties	15	15	—	0.0%	55	58	(3)	(5.2)%

Total Revenue	$58	$53	$5	9.4%	$181	$225	$(44)	(19.6)%

Adjusted EBITDA	$27	$22	$5	22.7%	$66	$102	$(36)	(35.3)%

Hyatt Hotels Corporation

Hotel Chain Statistics

Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2009	2008	Change		Change (in constant $)	2009	2008	Change		Change (in constant $)
Owned and leased hotels (# hotels)
Full service (45)
ADR	$178.62	$191.41	(6.7%)		(8.6%)	$175.59	$201.70	(12.9%)		(11.5%)
Occupancy	64.6%	64.2%	0.4	% pts		65.0%	69.6%	(4.7	%)pts
RevPAR	$115.44	$122.95	(6.1%)		(8.1%)	$114.05	$140.43	(18.8%)		(17.4%)
Select service (54)
ADR	$87.75	$102.05	(14.0%)		(14.0%)	$93.15	$107.40	(13.3%)		(13.3%)
Occupancy	67.7%	64.5%	3.2	% pts		67.1%	69.6%	(2.6	%)pts
RevPAR	$59.38	$65.79	(9.7%)		(9.7%)	$62.49	$74.80	(16.5%)		(16.5%)
Comparable owned and leased hotels (99)
ADR	$154.76	$168.68	(8.2%)		(9.9%)	$154.16	$177.77	(13.3%)		(12.1%)
Occupancy	65.4%	64.3%	1.1	% pts		65.5%	69.6%	(4.1	%)pts
RevPAR	$101.22	$108.45	(6.7%)		(8.3%)	$100.97	$123.79	(18.4%)		(17.3%)

Managed and franchised hotels (# hotels; includes owned & leased hotels)
North America
Full service (108)
ADR	$152.17	$168.72	(9.8%)		(10.1%)	$156.32	$176.43	(11.4%)		(11.2%)
Occupancy	64.6%	65.5%	(0.9	%)pts		66.6%	71.5%	(4.9	%)pts
RevPAR	$98.23	$110.47	(11.1%)		(11.4%)	$104.16	$126.22	(17.5%)		(17.3%)
Select service (139)
ADR	$90.85	$104.39	(13.0%)		(13.0%)	$95.53	$108.31	(11.8%)		(11.8%)
Occupancy	65.2%	64.3%	0.8	% pts		66.4%	67.0%	(0.6	%)pts
RevPAR	$59.20	$67.16	(11.9%)		(11.9%)	$63.47	$72.57	(12.5%)		(12.5%)

International
International comparable hotels (93)
ADR	$219.14	$229.86	(4.7%)		(10.2%)	$207.50	$247.21	(16.1%)		(11.5%)
Occupancy	66.0%	62.7%	3.3	% pts		59.6%	64.2%	(4.6	%)pts
RevPAR	$144.67	$144.11	0.4%		(5.5%)	$123.57	$158.66	(22.1%)		(17.9%)

Comparable systemwide hotels (340)
ADR	$162.19	$175.76	(7.7%)		(10.0%)	$159.99	$185.10	(13.6%)		(11.8%)
Occupancy	65.1%	64.5%	0.6	% pts		64.5%	68.6%	(4.1	%)pts
RevPAR	$105.56	$113.30	(6.8%)		(9.1%)	$103.19	$126.98	(18.7%)		(17.1%)

Hyatt Hotels Corporation

Fee Summary

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change ($)	2009	2008	Change ($)
Fees:
Base management fees	$31	$32	$(1)	$118	$141	$(23)
Incentive management fees	25	24	1	79	126	(47)
Franchise and other fees	9	4	5	26	23	3

Total fees	$65	$60	$5	$223	$290	$(67)

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses

Results of operations as presented on consolidated statements of income (loss) include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our income. Below is a reconciliation of this account excluding the impact of our rabbi trusts and a 2008 charge resulting from the termination of our supplemental executive defined benefit plans.

(in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change (%)	2009	2008	Change (%)
Adjusted Selling, General and Administrative Expenses	$68	$89	(24)%	$246	$295	(17)%

A 2008 charge resulting from the termination of our supplemental executive defined benefit plans	—	20	(100)%	—	20	(100)%

Rabbi Trust impact	5	(12)	142%	15	(25)	160%

Selling, General and Administrative Expenses	$73	$97	(25)%	$261	$290	(10)%

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotel Operating Margin to Owned and Leased Hotel Operating Margin

Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotel operating margin percentages. Results of operations as presented on consolidated statements of income (loss) include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our income. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2009	2008	Change %		2009	2008	Change %
Revenue
Comparable owned and leased hotels	$456	$490	(6.9)%		$1,739	$2,129	(18.3)%

Noncomparable hotels	12	1	1100.0%		43	10	330.0%

Owned and Leased Hotels Revenue	$468	$491	(4.7)%		$1,782	$2,139	(16.7)%

Expenses
Comparable owned and leased hotels	$373	$390	(4.4)%		$1,414	$1,582	(10.6)%

Noncomparable hotels	10	4	150.0%		38	14	171.4%

Rabbi Trust	2	(6)	133.3%		10	(13)	176.9%

Owned and Leased Hotels Expense	$385	$388	(0.8)%		$1,462	$1,583	(7.6)%

Owned and leased hotel operating margins percentage	17.7%	21.0%	(3.3	)% pts	18.0%	26.0%	(8.0	)% pts

Comparable owned and leased hotel operating margin percentage	18.2%	20.4%	(2.2	)% pts	18.7%	25.7%	(7.0	)% pts

Hyatt Hotels Corporation

Properties and Rooms/Units

	December 31, 2009		December 31, 2008		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Owned and leased hotels
Full service	47	21,447	46	20,967	1	480
Select service	55	7,169	55	7,169	—	—

Total owned and leased hotels	102	28,616	101	28,136	1	480

Managed and franchised hotels (includes owned and leased hotels)
	December 31, 2009		December 31, 2008		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
North America
Full service hotels
Managed	104	57,865	104	57,542	—	323
Franchised	11	3,401	10	3,212	1	189

Subtotal	115	61,266	114	60,754	1	512

Select service hotels
Managed	80	10,285	94	12,064	(14)	(1,779)
Franchised	96	12,218	65	8,014	31	4,204

Subtotal	176	22,503	159	20,078	17	2,425

International (a)
Managed	106	35,274	102	34,010	4	1,264
Franchised	2	988	2	992	—	(4)

Subtotal	108	36,262	104	35,002	4	1,260

Total managed & franchised hotels	399	120,031	377	115,834	22	4,197

Timeshare	15	962	14	918	1	44
Residences	10	1,324	8	1,225	2	99

Total properties and rooms/units	424	122,317	399	117,977	25	4,340

(a) Additional details included for a regional breakout of international managed and franchised hotels

International managed & franchised hotels (includes owned and leased hotels)
	December 31, 2009		December 31, 2008		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Asia Pacific	51	20,276	49	18,834	2	1,442
Southwest Asia	12	4,207	10	3,823	2	384
Europe, Africa, Middle East	32	8,501	30	8,116	2	385
Other Americas	13	3,278	15	4,229	(2)	(951)

Total International	108	36,262	104	35,002	4	1,260

Supplemental

Quarterly Historical

Information

Hyatt Hotels Corporation

Consolidated Statements of Income (Loss)

	Three months ended				Year Ended	Three months ended				Year Ended
(in millions of dollars)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues:
Owned and leased hotels	$536	$589	$523	$491	$2,139	$416	$460	$438	$468	$1,782
Management and franchise fees	78	84	68	60	290	54	55	49	65	223
Other revenue	25	23	20	15	83	16	13	10	10	49
Other revenue from managed properties	328	346	331	320	1,325	303	320	309	346	1,278

Total revenue	967	1,042	942	886	3,837	789	848	806	889	3,332

Direct and selling, general, and administrative expenses:
Owned and leased hotels	391	416	388	388	1,583	343	367	367	385	1,462
Depreciation and amortization	62	63	62	62	249	65	65	69	71	270
Other direct costs	8	7	6	5	26	5	3	1	4	13
Selling, general, and administrative	69	69	55	97	290	53	69	66	73	261
Other costs from managed properties	328	346	331	320	1,325	303	320	309	346	1,278

Direct and selling, general, and administrative expenses	858	901	842	872	3,473	769	824	812	879	3,284
Net (losses) gains and interest income from marketable securities held to fund operating programs	(4)	(3)	(12)	(17)	(36)	(5)	13	14	7	29

Equity earnings (losses) from unconsolidated hospitality ventures	2	10	18	(16)	14	(2)	(11)	2	(2)	(13)
Interest expense	(19)	(9)	(23)	(24)	(75)	(16)	(11)	(15)	(14)	(56)
Asset impairments	—	—	—	(86)	(86)	—	(8)	—	(7)	(15)
Other income (loss), net	68	(13)	10	(42)	23	27	(83)	12	(5)	(48)

Income (loss) before income taxes	156	126	93	(171)	204	24	(76)	7	(11)	(55)

(Provision) benefit for income taxes	(59)	(48)	(11)	28	(90)	(12)	26	(1)	(3)	10

Income (loss) from continuing operations	97	78	82	(143)	114	12	(50)	6	(14)	(45)

Discontinued operations:
Income from discontinued operations, net of income tax expense (benefit)	—	—	(1)	2	1	—	—	—	—	(1)
Gain (loss) on sale of discontinued operations, net of income tax expense (benefit)	—	—	56	(1)	55	—	—	—	—	—

Net income (loss)	97	78	137	(142)	170	12	(50)	6	(14)	(46)

Net (income) losses attributable to noncontrolling interests	—	(2)	—	—	(2)	2	—	(1)	2	3

Net income (loss) attributable to Hyatt Hotels Corporation	$97	$76	$137	$(142)	$168	$14	$(50)	$5	$(12)	$(43)

Supplemental Schedule 1

Supplemental

Quarterly Historical

Information

Hyatt Hotels Corporation

Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to Net Income (Loss) Attributable to Hyatt Hotels Corporation

	Three months ended				Year Ended	Three months ended				Year Ended
(in millions)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Adjusted EBITDA	$190	$227	$173	$97	$687	$90	$120	$92	$104	$406
Equity earnings (losses) from unconsolidated hospitality ventures	2	10	18	(16)	14	(2)	(11)	2	(2)	(13)
Asset impairments	—	—	—	(86)	(86)	—	(8)	—	(7)	(15)
Other income (loss), net	68	(13)	10	(42)	23	27	(83)	12	(5)	(48)
Charge resulting from the termination of our supplemental executive defined benefit plan	—	—	—	(20)	(20)	—	—	—	—	—
Discontinued operations and changes in accounting principle, net of tax	—	—	55	1	56	—	—	—	—	(1)
Net (loss) income attributable to noncontrolling interests	—	(2)	—	—	(2)	2	—	(1)	2	3
Pro rata share of hospitality venture adjusted EBITDA	(23)	(26)	(23)	(18)	(90)	(10)	(18)	(15)	(16)	(59)

EBITDA	237	196	233	(84)	582	107	—	90	76	273
Depreciation & amortization	(62)	(63)	(62)	(62)	(249)	(65)	(65)	(69)	(71)	(270)
Interest expense	(19)	(9)	(23)	(24)	(75)	(16)	(11)	(15)	(14)	(56)
(Provision) benefit for income taxes	(59)	(48)	(11)	28	(90)	(12)	26	(1)	(3)	10

Net income (loss) attributable to Hyatt Hotels Corporation	$97	$76	$137	$(142)	$168	$14	$(50)	$5	$(12)	$(43)

Supplemental Schedule 2

Supplemental

Quarterly Historical

Information

Hyatt Hotels Corporation

Segment Financial Summary

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
(in millions of dollars)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenue:
Owned and leased	$536	$589	$523	$491	$2,139	$416	$460	$438	$468	$1,782
North America	59	69	55	46	229	44	48	41	43	176
International	45	46	38	38	167	28	28	27	43	126

Total management and franchising	104	115	93	84	396	72	76	68	86	302
Corporate	25	23	20	16	84	16	12	11	11	50
Other revenues from managed properties	328	346	331	320	1,325	303	320	309	346	1,278
Eliminations	(26)	(31)	(25)	(25)	(107)	(18)	(20)	(20)	(22)	(80)

Total revenues	$967	$1,042	$942	$886	$3,837	789	848	806	889	3,332

Adjusted EBITDA:
Owned and leased	114	140	106	72	432	54	74	57	58	243
Pro rata share of unconsolidated hospitality ventures	23	26	23	18	90	10	18	15	16	59

Total owned and leased	137	166	129	90	522	64	92	72	74	302
North America management and franchising	44	57	47	14	162	28	35	28	26	117
International management and franchising	28	31	21	22	102	14	12	13	27	66
Corporate	(19)	(27)	(24)	(29)	(99)	(16)	(19)	(21)	(23)	(79)

Adjusted EBITDA	$190	$227	$173	$97	$687	$90	$120	$92	$104	$406

Supplemental Schedule 3

Supplemental

Quarterly Historical

Information

Hyatt Hotels Corporation

Quarterly Fee Summary

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
(in millions of dollars)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Fees:
Base management fees	$36	$38	$35	$32	$141	$29	$29	$29	$31	$118
Incentive management fees	36	39	27	24	126	20	20	14	25	79
Franchise and other fees	6	7	6	4	23	5	6	6	9	26

Total fees	$78	$84	$68	$60	$290	$54	$55	$49	$65	$223

Supplemental Schedule 4

Supplemental

Quarterly Historical

Information

Hyatt Hotels Corporation

Comparable Hotel Statistics

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
(in whole dollars)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Owned and leased
Full service
ADR	$210.22	$208.11	$196.36	$191.41	$201.70	$183.50	$175.00	$166.84	$178.62	$175.59
Occupancy	67.6%	74.7%	72.0%	64.2%	69.6%	58.6%	66.7%	69.8%	64.6%	65.0%
RevPAR	$142.11	$155.48	$141.38	$122.95	$140.43	$107.47	$116.79	$116.40	$115.44	$114.05
Select service
ADR	$112.97	$107.70	$106.89	$102.05	$107.40	$102.15	$93.66	$90.52	$87.75	$93.15
Occupancy	65.1%	75.9%	73.1%	64.5%	69.6%	59.0%	69.4%	72.2%	67.7%	67.1%
RevPAR	$73.57	$81.75	$78.16	$65.79	$74.80	$60.27	$64.96	$65.34	$59.38	$62.49
Comparable owned and leased hotels
ADR	$186.24	$182.34	$173.39	$168.68	$177.77	$162.75	$153.76	$146.98	$154.76	$154.16
Occupancy	67.0%	75.0%	72.3%	64.3%	69.6%	58.7%	67.4%	70.4%	65.4%	65.5%
RevPAR	$124.73	$136.77	$125.34	$108.45	$123.79	$95.49	$103.64	$103.44	$101.22	$100.97

Managed and franchise - (includes owned and leased hotels)
Full service
North America
ADR	$181.93	$182.70	$171.76	$168.72	$176.43	$167.88	$158.87	$147.77	$152.17	$156.32
Occupancy	69.5%	76.5%	74.7%	65.5%	71.5%	61.8%	69.3%	70.7%	64.6%	66.6%
RevPAR	$126.46	$139.83	$128.29	$110.47	$126.22	$103.75	$110.07	$104.40	$98.23	$104.16
International
ADR	$257.57	$257.23	$243.36	$229.86	$247.21	$209.07	$202.47	$197.90	$219.14	$207.50
Occupancy	65.6%	66.1%	62.3%	62.7%	64.2%	55.6%	57.1%	59.3%	66.0%	59.6%
RevPAR	$169.07	$170.07	$151.65	$144.11	$158.66	$116.30	$115.62	$117.45	$144.67	$123.57
Select service
ADR	$112.75	$108.16	$108.25	$104.39	$108.31	$104.75	$96.86	$90.98	$90.85	$95.53
Occupancy	61.2%	72.2%	70.2%	64.3%	67.0%	60.0%	68.7%	71.8%	65.2%	66.4%
RevPAR	$69.02	$78.09	$76.03	$67.16	$72.57	$62.86	$66.53	$65.30	$59.20	$63.47

Hyatt Hotels Corporation

Total Hotel Room Counts

	Three months ended				Year Ended	Three months ended				Year Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Owned and leased
Full service	20,991	20,964	20,966	20,967	20,967	21,470	21,468	21,465	21,447	21,447
Select service	7,169	7,169	7,169	7,169	7,169	7,169	7,169	7,169	7,169	7,169
Total owned and leased	28,160	28,133	28,135	28,136	28,136	28,639	28,637	28,634	28,616	28,616

Managed and franchise - (includes owned and leased properties)
Full service
North America	60,079	60,746	60,751	60,754	60,754	60,963	60,933	61,279	61,266	61,266
International	34,706	34,976	35,492	35,002	35,002	33,947	34,846	34,532	36,262	36,262
Select service	19,190	19,239	19,327	20,078	20,078	20,566	21,409	21,791	22,503	22,503

Supplemental Schedule 5